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                                                     EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus of Health Images, Inc. for the registration of 600,000 shares of its common stock, $.01 par value per share, under its 1996 Employee Incentive Stock Option Plan, and incorporation by reference therein of our report dated February 23, 1996, with respect to the consolidated financial statements and schedules of Health Images, Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                             JOSEPH DECOSIMO AND COMPANY



Chattanooga, Tennessee
August 6, 1996